EXHIBIT 99.1

ADTRAN, INC. ANNOUNCES REVISED FIRST QUARTER

REVENUE AND EARNINGS ESTIMATE

HUNTSVILLE, ALABAMA—ADTRAN, Inc. (NASDAQ: ADTN) announced revised revenue and earnings estimates for the first quarter ending March 31, 2012. Based upon information currently available, revenue for the quarter is expected to range from $130 million to $135 million. GAAP earnings per share for the quarter, assuming dilution, are expected to range from $0.17 to $0.20. Non-GAAP earnings per share for the quarter are expected to range from $0.22 to $0.25. Non-GAAP earnings per share exclude the effect of acquisition related expenses, amortizations and adjustments related to the acquisition of Bluesocket, Inc. and the planned acquisition of the NSN Broadband Access business, and stock compensation expense.

ADTRAN Chief Executive Officer Tom Stanton stated, “Two issues impacted us in the first quarter. The first was a slower than normal start to the seasonal buying pattern at some of our carrier customers. The second, which had a greater impact, was a delay in both the start and ramp of orders from a carrier customer due to new system implementations. Order rates for the month of March have substantially improved and we are encouraged that the prior slowdown that we experienced is behind us.”

The Company reported that acquisition related expenses, amortizations and adjustments related to the acquisition of Bluesocket, Inc. and the planned acquisition of the NSN Broadband Access business is estimated to reduce diluted earnings per share by $0.02 for the first quarter 2012.

The Company also reported that stock-based compensation expense is estimated to reduce diluted earnings per share by $0.03 for the first quarter of 2012.

The Company confirmed that its first quarter conference call will be held Wednesday, April 11, 2012 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,700 solutions. ADTRAN’s products enable voice, data, video, and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2011. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT: Jim Matthews Senior Vice President/CFO 256-963-8775	INVESTOR SERVICES/ASSISTANCE: Gayle Ellis 256-963-8220